EXHIBIT 99.1

Perceptron Announces Second Quarter Fiscal 2017 Results

Surpasses Second Quarter Revenue Guidance and Reports Bookings Over $20 Million for Third Consecutive Quarter

PLYMOUTH, Mich., Feb. 06, 2017 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced results for the second quarter of its 2017 fiscal year (quarterly period ended December 31, 2016). The Company announced revenue of $21.8 million, bookings of $20.9 million, net income of $2.5 million and net income per diluted share of $0.27 for the second quarter of fiscal 2017.  For the first half of fiscal 2017, the Company announced revenue of $39.3 million, bookings of $42.7 million, net income of $0.1 million and net income per diluted share of $0.02.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2016	2015	Change	2016	2015	Change

Revenue	$21.8	$17.2	$4.6	$39.3	$32.3	$7.0
Net Income (Loss)	2.5	(1.5)	4.0	0.1	(3.7)	3.8
Diluted Earnings (Loss) per Share	$0.27	($0.17)	$0.44	$0.02	($0.39)	$0.41

David Watza, President and CEO, commented, “We are pleased to announce the results for the second quarter of our 2017 fiscal year, which reflect improved company performance, sustained strength in our end markets and our continuing cost savings efforts.  With bookings of $20.9 million, we have surpassed the important $20 million bookings threshold for the third consecutive quarter, a first in our history.  We recognized revenue of $21.8 million in the second quarter of fiscal 2017, which was up 26.7% from the same quarter of fiscal 2016, and demonstrates strength in our end markets.  Furthermore, we ended the quarter with a strong backlog of $41.7 million.  All of these metrics show that our customers, around the globe see significant value in our products.”

“We are also very gratified with our gross profit percentage of 43.1% in the quarter, which is the highest quarterly gross profit recorded since the second quarter of fiscal 2015,” Watza continued.  “Our financial results continue to benefit from cost savings initiatives begun with the March 2016 Financial Improvement Plan as well as ongoing activities.  The quarter benefited both from the leverage of higher volume on a lower cost base as well as from the timing of certain cost and revenue items.”

“Our employees at all of our locations around the world have proven to be a very talented and resilient team as we have implemented our Financial Improvement Plan.  In my first quarter as CEO, I spent time meeting with employees across a number of our regions and their knowledge of the industry and our customers is impressive, as is their dedication to the Company.  Without their best efforts, profitable quarters like the one just reported would not be possible,” Watza stated.

“The strength of bookings for multiple recent quarters underscores our confidence in current guidance of high single-digit revenue growth for fiscal 2017.  We believe that results for the quarter just ended shows that customer activity and demand for Perceptron’s products and services remains strong.  For the third quarter of fiscal 2017, we expect our revenue will be in the range of $16 million to $19 million.

“It is clear to us that our $21.8 million of revenue in the second quarter, combined with $20.9 million of bookings, a backlog of $41.7 million, gross profit of 43.1% and operating income of $3.3 million, are encouraging signals of a brighter future for our Company as we execute our strategic plan,” Watza concluded.  “Now that we have returned to profitability, we will maintain our focus on sustaining and growing profitability in future quarters. We will also remain persistent in our pursuit of new opportunities in the coming quarters.”

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2016	2015	Change	2016	2015	Change

Americas Sales	$9.1	$4.3	$4.8	$14.3	$9.5	$4.8
Europe Sales	7.7	8.0	(0.3)	17.7	15.1	2.6
Asia Sales	5.0	4.9	0.1	7.3	7.7	(0.4)
Total Sales	$21.8	$17.2	$4.6	$39.3	$32.3	$7.0

Gross Profit	$9.4	$5.1	$4.3	$14.0	$9.5	$4.5
Gross Profit as a percent of sales	43.1%	29.6%		35.6%	29.5%

Operating Income (Loss)	$3.3	$(2.3)	$5.6	$1.3	$(5.3)	$6.6
Operating Income (Loss) as a percent of sales	15.1%	(13.4%)		3.3%	(16.4%)

Net Income (Loss)	$2.5	$(1.5)	$4.0	$0.1	$(3.7)	$3.8
Diluted Income (Loss) per Share	$0.27	$(0.17)	$0.44	$0.02	$(0.39)	$0.41

Recurring Operating Income (Loss)	$3.4	$(2.3)	$5.7	$2.0	$(5.3)	$7.3
Recurring Operating Income (Loss) as a percent of sales	15.6%	(13.4%)		5.1%	(16.4%)

Total sales for the second quarter of fiscal 2017 were up $4.6 million, or 26.7%, versus the same quarter in the prior year, reflecting increases in our Americas and Asia regions, partially offset by a small decrease in our Europe region.  The Americas region was up primarily due to increased sales in our In-Line and Near-Line Measurement Solutions.  The Europe region was down primarily due to decreased sales in our Off-Line Measurement Solutions.  Total sales for the first half of fiscal 2017 were up $7.0 million or 21.7%, reflecting increases in our Americas and Europe regions, partially offset by a decrease in our Asia region.

In the second quarter of fiscal 2017, the comparison to the prior year gross profit was positively impacted primarily by the mix of our revenue, increased sales volume, the timing of certain expenses in our cost of goods sold as well as lower employee-related costs due to our Financial Improvement Plan which commenced in the third quarter of fiscal 2016.

In the second quarter of fiscal 2017, total operating expenses were down $1.4 million, primarily resulting from savings realized in the Financial Improvement Plan as well as lower legal and audit fees.  In addition, Perceptron recognized $0.1 million of severance, impairment and other charges during the quarter.

	Three Months Ended December 31,			Six Months Ended December 31,
BOOKINGS (in millions)	2016	2015	Change	2016	2015	Change

Geographic Region
Americas	$8.5	$7.4	$1.1	$19.3	$12.2	$7.1
Europe	8.6	8.3	0.3	14.8	14.9	(0.1)
Asia	3.8	4.4	(0.6)	8.6	6.2	2.4
Total Bookings	$20.9	$20.1	$0.8	$42.7	$33.3	$9.4

Prior Reported Bookings		$20.6			$33.8

Note: Prior Reported Booking amounts have been updated to reflect corrections to prior calculations.

BACKLOG (in millions)	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015

Geographic Region
Americas	$15.6	$16.2	$10.6	$11.4	$13.0
Europe	16.2	15.3	19.1	15.5	15.4
Asia	9.9	11.1	8.6	9.8	11.6
Total Backlog	$41.7	$42.6	$38.3	$36.7	$40.0

Prior Reported Backlog			$40.6	$38.2	$40.4

Note: Reported Backlog amounts prior to September 30, 2016 have been updated to reflect corrections to prior calculations.

Our second quarter bookings were $20.9 million, and that marks the first time in our history that quarterly bookings were at or above $20 million for three consecutive quarters.  For the first half of fiscal 2017, our bookings total $42.7 million, an increase of $9.4 million compared to the first half of fiscal 2016.

Revenue in the second quarter exceeded bookings by $0.9 million which resulted in a decrease in the backlog to $41.7 million at quarter-end.  As the level of bookings and backlog typically fluctuates from quarter-to-quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Our cash and short-term investment balance was $6.3 million at December 31, 2016, down from $7.7 million at September 30, 2016 and down from $8.3 million at June 30, 2016.  At December 31, 2016, we had $1.4 million in bank debt outstanding.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its second quarter investor conference call/webcast, chaired by David L. Watza President, and CEO, on Tuesday, February 7, 2017, at 10:00 AM (EST). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10098882

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2017 and future results, cost savings from our financial improvement plan, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, and our ability to fund our fiscal year 2017 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2016.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Sales	$21,751	$17,211	$39,271	$32,279
Cost of Sales	12,307	12,116	25,253	22,758
Gross Profit	9,444	5,095	14,018	9,521
Operating Expenses
Selling, General and Administrative Expense	4,469	5,386	8,756	10,656
Engineering, Research and Development Expense	1,657	1,970	3,267	4,198
Severance, Impairment and Other Charges	61	-	717	-
Operating Income (Loss)	3,257	(2,261)	1,278	(5,333)
Other Income and (Expenses), net
Interest Income (Expense), net	(61)	(25)	(118)	(46)
Foreign Currency and Other, net	(370)	144	(320)	204
Income (Loss) Before Income Taxes	2,826	(2,142)	840	(5,175)
Income Tax (Expense) Benefit	(302)	596	(671)	1,521

Net Income (Loss)	$2,524	$(1,546)	$169	$(3,654)

Loss Per Common Share
Basic	$0.27	($0.17)	$0.02	($0.39)
Diluted	$0.27	($0.17)	$0.02	($0.39)

Weighted Average Common Shares Outstanding
Basic	9,381	9,351	9,376	9,351
Diluted	9,416	9,351	9,409	9,351

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	December 31,	June 30,
	2016	2016
	(Unaudited)
Cash and Cash Equivalents	$5,654	$6,787
Short-Term Investments	551	1,474
Receivables, net	27,504	24,075
Inventories, net	10,405	12,172
Other Current Assets	1,668	2,201
Total Current Assets	45,782	46,709

Property and Equipment, net	7,268	7,926
Goodwill and Other Intangible Assets, net	11,425	12,517
Long-Term Investments	725	770
Total Non-Current Assets	19,418	21,213

Total Assets	$65,200	$67,922

Accounts Payable	$8,070	$8,801
Short-Term Notes Payable	1,637	200
Deferred Revenue	6,695	7,711
Restructuring Reserve	313	814
Other Current Liabilities	7,465	7,857
Total Current Liabilities	24,180	25,383

Long-Term Taxes Payable	1,227	1,714
Deferred Income Taxes	938	1,131
Other Long-Term Liabilities	923	1,140
Total Long-Term Liabilities	3,088	3,985

Total Liabilities	27,268	29,368

Shareholders' Equity	37,932	38,554
Total Liabilities and Shareholders' Equity	$65,200	$67,922

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss).”  This is a non-GAAP financial measure. Management believes that this non-GAAP financial measure, when taken together with the corresponding GAAP measure, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of the non-GAAP measure to Operating Income (Loss).

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Operating Income (Loss), as reported	$3,257	$(2,261)	$1,278	$(5,333)

Severance, Impairment and Other Charges	61	-	717	-

Excluding special items, Operating Income (Loss) would have been	$3,318	$(2,261)	$1,995	$(5,333)

Contact:
Investor Relations
investors@perceptron.com